Exhibit 23.2

Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in this Registration Statement on Form S-8 of Solera National Bancorp, Inc. of our of report dated March 21, 2013, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of Solera National Bancorp, Inc. for the year ended December 31, 2012.

/s/ McGladrey LLP
Denver, Colorado
November 22, 2013